Exhibit 10.19

ION Geophysical Corporation

STOCK APPRECIATION RIGHTS AGREEMENT

1.
Grant of Rights.  The grant of the stock appreciation rights ("SARs") under this Stock Appreciation Rights Agreement (this "Agreement") by ION Geophysical Corporation (the ''Company") is made subject and pursuant to the terms of the ION Geophysical Corporation Stock Appreciation Rights Plan (the "Plan") for directors, employees and consultants of the Company. This SAR award and its exercise are subject in all respects to the grant terms as set forth in the Plan, a copy of which is attached hereto, and to any rules promulgated pursuant to the Plan by the Committee. Capitalized terms not otherwise defined herein are as defined in the Plan.

2.	Grantee. The Grantee of the SAR award is [Grantee Name] (the "Grantee")

3.	Award. The Company grants the Grantee this SAR award in relation to [Shares Granted] Shares (the "Covered Shares").

4.
Exercise Price.  The Exercise Price of this SAR award is [Exercise Price] per SAR Covered Share granted hereunder (being not less than the greater of the fair market value or par value per share of the Common Stock on the Date of Grant as defined by the Plan).

5.	Date of Grant. The Date of Grant of this SAR award is [Grant Date].

6.	Vesting. The total number of SARs and Covered Shares shall vest according to the following schedule:

Vesting Date	Number of SARs & Vesting Schedule
On the date on which the volume weighted average price per Share for the 20 trading days prior to the date of determination, (“Volume Weighted Average Price Threshold”), as determined by the Company based on New York Stock Exchange reported closing Share prices, is:

20% or more higher but less 25% higher than the Exercise Price per SAR hereunder	[●] Covered Shares
25% or more higher but less than 30% higher than the Exercise Price per SAR hereunder	[●] Covered Shares
30% or more:	All Covered Shares under the SAR award

Provided, however, that the Grantee has also remained in continuous Employment from the Grant Date through and including the date on which the SAR would vest under the foregoing schedule. For a one-year period following the Date of Grant, the Company may, without the Grantee’s consent, increase the Volume Weighted Average Price Threshold measuring period from twenty (20) trading days to a period of no more than thirty (30) trading days.

This SAR award may be exercised at any time to the extent vested, in whole or part, during the Performance Period (as defined below); provided, however, that:

7.	Exercise Schedule.

(a)	No SARS may be exercised prior to the first anniversary of the Date of Grant;

(b)	SARs for no more than one-third of the total Covered Shares may be exercised, if vested, on and after the first anniversary of the Date of Grant;

(c)	SARs for no more than two-thirds of the total Covered Shares may be exercised, if vested, on and after the second anniversary of the Date of Grant; and

(d)	SARs for the total Covered Shares may be exercised, if vested, on and after the third anniversary of the Date of Grant;

and provided further, that the Grantee has also remained in continuous Employment from the Grant Date through and including the date on which a vested portion of the SAR would first become exercisable under the foregoing Exercise Schedule. The right of exercise provided herein shall be cumulative so that if the SAR award is not exercised to the maximum extent permissible after it becomes both vested and exercisable, the vested and exercisable portion of the SAR award shall be exercisable, in whole or part, at any time during the remainder of the Term.

Notwithstanding the foregoing provisions of this Section 6, the SAR award shall become fully vested and exercisable immediately after a (i) Change in Control, or (ii) a termination of Employment of the Grantee due to Retirement, Death or Disability, in each case as set forth in the Plan.

This SAR award may only be exercisable with respect to whole SARs and Covered Shares.

This SAR award may be exercised on or after the termination of Employment only as to that portion of the SARs and Covered Shares for which it was exercisable immediately prior to (or became exercisable on) the termination of Employment.

8.
Maximum Value.  The value of each SAR granted hereunder shall be subject to a cap on the maximum value of each award equal to [Maximum Value] per SAR such that, the value of the Spread for each SAR shall not exceed [Maximum Value] minus the Grant Price.

9.	Term.

(a)
This SAR award will commence on the Date of Grant and, unless terminated earlier pursuant to Section 7(b) of this Agreement, or the SAR expires (pursuant to Section 6 of this Agreement), this SAR shall terminate at 12:01 a.m. on the date which is ten (10) years from the Date of Grant. (the “Term”).

(b)
Early Termination of Unvested Portion of SAR Award. This SAR award will have four (4) years from the Date of the Grant in which to achieve the 20%, 25% and 30% performance thresholds set forth in Section 6 of this Agreement (the “Performance Period”). Any portion of the SAR award which fails to vest during the Performance Period shall terminate at 12:01 a.m. on the day after the last day of the Performance Period.

(c)
Notwithstanding anything else to the contrary in Section 6 or this Section 9 of this Agreement, for a period of one (1) year following the Date of Grant, by written notice to the Grantee, the Committee may, without the consent of the Grantee, reduce the Performance Period to a period which is three (3) years from the Date of Grant. In the event the Committee elects to do so, beginning on the second anniversary of the Grant Date, this SAR award may be cumulatively exercised to the extent vested, until the Expiration Date.

10.
Expiration. The SAR award shall not be exercisable after the Company's close of business on the last business day that occurs prior to the Expiration Date. The "Expiration Date" shall be the earliest to occur of:

(a)	the last day of the Term;

(b)	if a termination of Employment occurs by reason of Retirement, Death or Disability, the one-year anniversary of the termination of Employment;

(c)	if a termination of Employment occurs due to the Grantee's termination by the Company for Cause, 12:01 a.m., Houston, Texas time, on the date of the termination of Employment; and

(d)	if a termination of Employment occurs for reasons other than Retirement, Death, Disability, or for Cause, the one-hundred and eighty (180) day anniversary of the termination of Employment.

11.
Who May Exercise, Transferability.  During the lifetime of the Grantee, this SAR award may be exercised only by the Grantee, or by the Grantee's guardian or legal representative. In all other circumstances, exercise and transfer of the SAR award is permitted subject to the terms of the Plan; provided that the SAR award shall remain subject to the other terms of this Agreement, the Plan, and applicable laws, rules, and regulations.

12.
Manner of Exercise.  The SAR award may be exercised by filing a written notice with the Company at its corporate headquarters or by following such other instructions as the Company may deliver to the Grantee from time to time. Upon the exercise of the SAR award, the Grantee shall receive a cash amount from the Company that is equal to the Spread multiplied by the number of Covered Shares for which the SAR award is being exercised. Such amount shall be paid to the Grantee in cash after receipt by the Company of Grantee's written notice of exercise of the SAR award.

13.	Tax Withholding. All payments under this Agreement are subject to withholding of all applicable taxes.

14.
Administration.  The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan.

15.
Plan Governs.  Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Grantee from the office of the Secretary of the Company; and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

16.
Not an Employment Contract.  The SAR Award will not confer on the Grantee any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Grantee's employment or other service at any time.

17.
Notices.  Any written notices provided for in this SAR Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by U.S. mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Grantee, at the Grantee's address indicated by the Company's records, and if to the Company, at the Company's principal executive office.

18.
Amendment.  This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Grantee and the Company without the consent of any other person.

19.	Applicable Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Texas, without regard to the conflict of law provisions of any jurisdiction.

20.
Settlement in Shares.  If, subsequent to the Grant Date, the Plan is amended to permit the delivery of Shares in settlement of SARs in lieu of cash payments, and such amendment is duly approved by the Company’s shareholders in accordance with applicable law and the New York Stock Exchange rules (or the rules of such other principal securities exchange on which Shares are then listed or admitted to trading), the Committee shall have the discretion, without the consent of the Grantee, to settle the exercise of the SAR or any portion exercised after such amendment and approval, by the delivery of Shares with a Fair Market Value equal to the Spread, or by the delivery of a combination of Shares and cash equal in value to the Spread, as determined by the Committee in its complete discretion.

21.
280G Cutback.  Notwithstanding any other provision in this Agreement to the contrary, if any payment received or to be received by the Grantee under this Agreement in connection with a Change in Control or the termination of employment (collectively, the “Payments”) would, whether payable under the terms of this Agreement alone or together with any payment or benefit under any other plan, arrangement or agreement with the Company or one of its Subsidiaries constitute a “parachute payment” within the meaning of Section 280G of the Code, the payment or payments due to the Grantee under this Agreement shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”). Whether and how the limitation under this Section 20 is applicable shall be determined under the Section 280G Rules set forth in Exhibit A, which shall be enforceable as if set forth in this Agreement.

Exhibit A—Section 280G Rules

Stock Appreciation Rights Agreement

The following rules shall apply for purposes of determining whether and how the limitations provided under Section 20 are applicable to the Participant.

1.All determinations under Section 20 of this Agreement and this Exhibit A will be made by an accounting firm or law firm that is selected for this purpose by the Company’s Chief Executive Officer prior to a Change in Control (“280G Firm”). All fees and expenses of the 280G Firm shall be borne by the Company. The Company will direct the 280G Firm to submit any determination it makes under Section 20 of this Agreement and this Exhibit A and detailed supporting calculations to both the Participant and the Company as soon as reasonably practicable.

2.If the 280G Firm determines that reductions are required under Section 20 of this Agreement, the 280G Firm shall also determine which Payments shall be reduced, with the Payments that otherwise would be made last in time reduced first, to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and the Company shall pay such reduced amount to the Participant.

3.As a result of the uncertainty in the application of Section 280G at the time that the 280G Firm makes its determinations under this Section, it is possible that amounts will have been paid or distributed to the Participant that should not have been paid or distributed (collectively, the “Overpayments”), or that additional amounts should be paid or distributed to the Participant (collectively, the “Underpayments”). If the 280G Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant, which assertion the 280G Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, the Participant must repay to the Company, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Participant to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Participant is subject to tax under Section 4999 of the Code or generate a refund of tax imposed under Section 4999 of the Code. If the 280G Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the 280G Firm will notify the Participant and the Company of that determination and the amount of that Underpayment will be paid to the Participant promptly by the Company.

4.The Participant will provide the 280G Firm access to, and copies of, any books, records, and documents in the Participant’s possession as reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Section 20 of this Agreement and this Exhibit A.